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                    [LETTERHEAD OF MCDERMOTT, WILL & EMERY]


                                                                     Exhibit 8.1

                                       D R A F T
                                       ---------

                                       November 28, 2001



Prudential Financial, Inc.
751 Broad Street
Newark, New Jersey  07102


     Re:  Equity Security Units
          ---------------------

Ladies and Gentlemen:

     You have requested our opinion, as Tax Counsel for The Prudential Insurance Company of America ("Company") and Prudential Financial, Inc. ("PFI"), concerning certain United States federal income tax consequences to the holders of certain investment units (the "Equity Security Units" or "Units") to be issued by PFI, each consisting of a redeemable capital security issued by Prudential Financial Capital Trust I (a "Capital Security") and a contract for the purchase of a variable number of shares of common stock in PFI (a "Purchase Contract"), pursuant to the Registration Statement (File Nos. 333-70888 and 333-70888-01) as filed with the Securities and Exchange Commission (the "Registration Statement").

     In connection with rendering our opinion, we have examined (i) the Registration Statement, (ii) the Amended and Restated Declaration of Trust of Prudential Financial Capital Trust I, dated as of ___________, 2001, among Prudential Financial, Inc., as sponsor, JPMorgan Chase Bank, as Property Trustee, Chase Manhattan Bank, National Association, as Delaware Trustee, and the Administrative Trustees named therein; (iii) the Indenture, dated as of ________, 2001, and the First Supplemental Indenture, dated as of ________,

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The Prudential Insurance Company of America
November 28, 2001
Page 2


2001, each between Prudential Financial, Inc., as Issuer, and JPMorgan Chase Bank, as Debenture Trustee; (iv) the Purchase Contract Agreement between Prudential Financial, Inc. and JPMorgan Chase Bank, as Purchase Contract Agent, dated as of __________, 2001; (v) the Pledge Agreement between Prudential Financial, Inc. and JPMorgan Chase Bank, as Purchase Contract Agent, Collateral Agent, Custodial Agent, and Securities Intermediary, dated as of ___________, 2001; [(vi) the Debenture Subscription Agreement, dated ____________; (vii) the Common Securities Subscription Agreement, dated ___________;] (viii) the Capital Securities Guarantee Agreement, between Prudential Financial, Inc. and JPMorgan Chase Bank, as Guarantee Trustee, dated as of _____________, 2001; (ix) the Common Securities Guarantee Agreement by Prudential Financial, Inc., dated as of ____________, 2001; (x) the Remarketing Agreement Exhibit to the Amended and Restated Declaration of Trust; (xi) letters from Goldman, Sachs & Co., dated ____________; and (xii) such other documents, agreements and instruments as we have deemed relevant and necessary as a basis for the opinion set forth herein.

     In rendering this opinion, we have assumed that (i) the characteristics, terms, and conditions of the Capital Securities and the Purchase Contracts will be the same in all material respects as those set forth in the Registration Statement and the above-described documents; (ii) all of the factual information, descriptions, and representations contained in the documents referred to herein are and, as of the date of issuance of the Units, will be accurate and complete in all material respects; (iii) any representation or other statement contained in any document referred to herein and made "to the best of the knowledge" or similarly qualified is and, as of the date of issuance of the Units, will be, in each case, correct without such qualification; and
(iv) no actions have been, or will be, taken that are inconsistent with any representation or other statement contained in any document referred to herein.

     In our examination of such materials, we also have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such documents, and that there has been (or will be, by the date of issuance of the Units) due execution and delivery of all documents where due execution and delivery are prerequisites
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The Prudential Insurance Company of America
November 28, 2001
Page 3


to the effectiveness thereof. We have not independently verified any factual matters set forth in the foregoing or relating to the issuance of the Units. Accordingly, our opinion does not take into account any matters that might have been disclosed by independent verification.

     Based on the foregoing, in reliance thereon and subject thereto, it is our opinion that the statements contained in the Registration Statement under the caption "U.S. Federal Income Tax Consequences," insofar as they purport to describe the principal U.S. federal income tax consequences to holders of the Units and subject to the limitations, qualifications, and assumptions described under that caption, are accurate in all material respects. Because this opinion is being delivered before the issuance of the Units, it must be considered prospective and dependent on future events.

     Our opinion is limited to the foregoing and does not address any other Federal income tax consequences of the ownership of the Units or the effect of such ownership under state, local, or foreign law. Our opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service ("IRS") or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court.

     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, case law, and IRS rulings as they exist on the date hereof. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. By rendering our opinion, we do not undertake to advise you of any changes in any law, which may occur after the date of this opinion.

     The opinion contained herein is solely for your benefit and may not be relied on by, or furnished to, any other person, firm, or corporation without our prior written consent, with the exception that we hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
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The Prudential Insurance Company of America
November 28, 2001
Page 4


Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                                 Very truly yours,



                                 McDermott, Will & Emery